Exhibit 10.47

LEASE

BRENTWOOD PROPERTIES, INC.

Landlord

to

BOSTON LIFE SCIENCES, INC.

Tenant

20-24 NEWBURY STREET

Boston, Massachusetts

REFERENCE DATA

20-24 Newbury Street

Boston, Massachusetts

As used in this lease, the following terns shall have the respective meanings set forth below:

Execution Date:	January 28, 2002

Landlord:	BRENTWOOD PROPERTIES, INC., a Delaware corporation

Tenant:	BOSTON LIFE SCIENCES, INC., a Delaware corporation

Tenant’s Original Address:	137 Newbury Street Boston, Massachusetts 02116

Leased Area:	Entire fourth and fifth floors

Terms Commencement Date:	The earlier of (a) the date on which Landlord delivers possession of the Leased Area to Tenant free and clear of other tenants and occupants, having substantially completed the work to be performed by Landlord therein pursuant to Article IV, or (b) the day on which Tenant first makes use of any portion of the Leased Area for the conduct of business.

Rent Commencement Date:	If the Term Commencement Date is:	The Rent Commencement Date shall be:

	No later than April 1, 2002	May 1, 2002

	After April 1, 2002 but no later than April 15, 2002	May 15, 2002

	After April 15, 2002 but no later than May 1, 2002	May 22, 2002

	After May 1, 2002 but no later than June 1, 2002	June 1, 2002

	After June 1, 2002	The Term Commencement Date

Expiration Date:	The last day of the 10th Rent Year.

Permitted Use:	General office purposes

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Rent Year:	A twelve month period beginning on the Rent Commencement Date and each twelve month period thereafter, provided however that if the Rent Commencement Date is other than the first day of a calendar month, the first Rent Year shall include the partial calendar month in which the Rent Commencement Date falls as well as the twelve succeeding full calendar months.

Yearly Fixed Rent/ Monthly Payment:	With respect to the following Rent Year(s):	Yearly Fixed Rent shall be:	Monthly Payment shall be:
	1st	$244,200	$20,350
	2nd	$250,800	$20,900
	3rd and 4th	$264,000	$22,000
	5th and 6th	$277,200	$23,100
	7th and 8th	$290,400	$24,200
	9th and 10th	$303,600	$25,300

Premises Net Rentable Floor Area:	6,600 sq. ft.

Tax Escalation Factor:	24.23%

Operating Escalation Factor:	32.31%

Tax Base:	Taxes (as defined in Section 3.04) assessed and levied on the Property with respect to the tax year ending June 20, 2002, provided however that real estate taxes included as part of the Tax Base shall be adjusted by applying the applicable rate for said year to the valuation of the Property used in determining the amount of such taxes with respect to the tax year ending June 30, 2004.

Operating Cost Base:	Operating Costs (as defined in Section 3.02) incurred by Landlord with respect to the calendar year ending December 31, 2002

Broker:	Gregg Jordan & Associates

Security Deposit:	$250,000.

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ARTICLE I - PARTIES AND PREMISES

Landlord hereby leases unto Tenant the Leased Area (hereinafter referred to as the “premises”) contained in the building (hereinafter referred to as the “building”, which, together with all exterior delivery areas, courtyards, sidewalks, landscaping and the like, are hereinafter referred to as the “Property”) known and numbered as 20-24 Newbury Street, Boston, Massachusetts, substantially as shown on the plans attached hereto as Exhibit A and made a part hereof, provided, however, that Landlord excepts and reserves from the premises and to Landlord all hallways, stairways, shaftways (including without limitation the shaft shown on Exhibit A and used to house an elevator and related equipment servicing the space in the building currently leased to GA Boston, LLC, d/b/a Giorgio Armani), mechanical areas and elevators serving other parts of the building together with the right (subject to the applicable provisions of Article VII) to maintain, use, repair and replace pipes, ducts, wires, meters and any other equipment, machinery, apparatus and fixtures located in the premises and serving other parts of the building. Tenant shall have the right, in common with others so entitled, to use the common areas and facilities of the building which serve the premises, including without limitation the loading dock and freight elevator. For all purposes of this lease the premises shall be deemed to contain the Premises Net Rentable Floor Area and the building shall be deemed to contain a total of 20,429 square feet of net rentable floor area, Landlord warranting and representing that the size of the premises and the building has been so calculated in accordance with consistent methods of measurement. The premises shall be used by Tenant only for the Permitted Use. Tenant shall have access to the premises at all times subject to any reasonable security precautions which may be operational whenever the building is not generally open to the public.

ARTICLE II - TERM

TO HAVE AND TO HOLD the premises for the term commencing on the Term Commencement Date and ending on the Expiration Date, unless sooner terminated as herein provided. The parties shall enter into an agreement in recordable form setting forth the Term Commencement Date and the Expiration Date as finally determined.

ARTICLE III - RENT AND OTHER CHARGES

3.01 Yearly Fixed Rent

Tenant shall pay Yearly Fixed Rent in installments equal to the Monthly Payment in advance on the first day of each month during the term hereof beginning as of the Rent Commencement Date. The Monthly Payment shall be prorated for portions of a calendar month during which the Rent Commencement Date or the Expiration Date may occur. All rent and other payments shall be made to Landlord or to such agent and at such place as Landlord shall from time to time in writing designate, the following being now so designated: c/o Gregg Jordan & Associates, Post Office Box 69, 1330 Centre Street, Newton Center, Massachusetts 02459.

Any payment of Yearly Fixed Rent or any other sum payable hereunder not made within five (5) days from the date when due shall, at the option of Landlord, bear interest at a rate equal to 3% over the base rate in effect from time to time at Fleet National Bank in Boston from the due date thereof and shall be payable forthwith on demand by Landlord, as an additional charge. In addition, in the event that any installment of Yearly Fixed Rent is not paid when due, Tenant shall pay, in addition to any other charges under this paragraph, at Landlord’s request, an administrative fee equal to 1% of the overdue payment.

If the first day on which Tenant must pay Yearly Fixed Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Yearly Fixed Rent for the partial month from the first day on which Tenant must pay Yearly Fixed Rent to the last day of the month in which such day occurs.

3.02 Definition of Operating Costs

Landlord will determine as of the last day of each calendar year the operating costs per annum of the Property (hereinafter referred to as “Operating Costs”), including without limitation:

(a) all salaries, wages, fringe benefits, social security, payroll taxes, worker’s compensation insurance premiums, disability benefits, pension and retirement plan contributions and the like of and for Landlord’s employees engaged in the operation of the Property;

(b) all costs, including moneys paid to utility companies and the City of Boston, related to providing electricity, heat, air-conditioning, steam and water (including sewer taxes or rentals) to the building;

(c) all costs of any insurance carried by Landlord related to the building, including without limitation any fire, casualty, pressure vessel and liability insurance;

(d) all costs, including material and equipment costs, for cleaning and janitorial services (including window cleaning);

(e) all costs of repair, replacement and other work (including the cost of replacing tools and similar equipment) relating to the maintenance, operation, cleaning, repair, management and protection of the Property, including without limitation all such work necessary to keep the heating and air-conditioning equipment, elevators and other portions off the building in good working order; and

(f) costs of all service contracts, management fees (not in excess of 4% of collected rent and other income) and all other expenses related to the foregoing items (a) through (e) incurred by Landlord.

For purposes of the preceding definition, Operating Costs shall specifically include the cost (amortized with interest on a so-called “useful life” basis) of any capital improvement (including without limitation any equipment installed as a fixture) made by Landlord for the purpose of (a) achieving a reasonably corresponding reduction of other Operating Costs or (b) complying with any governmental requirement (including without limitation any law, ordinance, regulation or bylaw) which was not applicable as of the Execution Date, provided however that there shall not be included in such Operating Costs any other capital expenditure or any legal or brokerage fees. In addition, operating costs shall not include:

a)	repairs or other work necessitated by fire or other casualty or by the exercise of eminent domain;

b)	expenditures for which Landlord is reimbursed from any source (other than pursuant to operating cost escalation provisions comparable hereto);

c)	marketing, advertising and promotional costs;

d)	costs incurred in connection with the negotiation, preparation and review of leases, subleases, assignments and other transactions with present or prospective tenants or occupants of the building;

e)	the cost of renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the building;

f)	depreciation and amortization (except as expressly herein permitted);

g)	costs of any kind of service furnished to any other occupant of the building which Landlord does not make available to Tenant hereunder or for which Tenant is charged separately;

h)	amounts paid to subsidiaries or affiliates of Landlord furnishing services to the building, but only to the extent in excess of competitive costs for such services were they not so rendered by a subsidiary or affiliate of Landlord;

i)	rental payments on any ground or underlying leases subject to which Landlord holds an interest in the building;

j)	interest, principal and other payments on mortgages or other debt;

k)	general overhead expenses unrelated to the operation or management of the building;

l)	fines or penalties incurred because of violations by Landlord of any governmental requirement;

m)	wages, salaries or other compensation paid to any executive employee above the grade of building manager;

n)	costs of any services related specifically to tenants leasing space in the building other than for office purposes; or

o)	any category of cost or expense not set forth in the budget a copy of which is attached hereto as Exhibit D and made a part hereof unless customarily incurred by owners of comparable buildings used primarily for general office purposes, it being specifically understood and agreed that Landlord may elect to provide Building services allocable to any such category by means of Landlord’s own employees and/or independent contractors engaged by Landlord for such purpose.

If the building is less than fully occupied during a particular calendar year or if all building tenants are not receiving the same services to be provided to Tenant hereunder, then operating costs for such year shall be extrapolated to an amount which reasonably approximates the amount which would have been incurred if the building were fully occupied and such services were being provided to all building tenants throughout such year in its entirety.

Landlord agrees to keep books and records showing operating Costs in accordance with a system of accounts and accounting practices consistently maintained on a year to year basis to assist Landlord in making such determination. Such books and records shall be kept according to generally-accepted accounting principles and shall be prepared or reviewed by an independent auditor. Within sixty (60) days following receipt of any certificate furnished under Section 3.03, Tenant shall have the right upon reasonable notice and during normal business hours to examine such books and records with respect to the information contained in such certificate.

3.03 Tenant’s Share of Operating Costs

In the event such determination results in an increase in Operating Costs per annum over the Operating Cost Base, Tenant shall pay as additional rent an amount which shall be equal to that figure obtained by multiplying such increase in Operating Costs by the Operating Escalation Factor. The procedure for payment of such additional rent shall be as follows:

A. Following the end of each calendar year during the term of this lease, Landlord shall deliver to Tenant a certificate signed by Landlord setting forth:

(a) the increase in Operating Costs for such calendar year over the Operating Cost Base;

(b) Tenant’s share thereof; and

(c) a statement that books and records with respect to Operating Costs have been maintained in accordance with Section 3.02 of this lease.

B. If such certificate shows an increase in Operating Costs for the calendar year to which it relates over the Operating Cost Base, Tenant shall pay to Landlord as additional rent within ten (10) days after the date of delivery of such certificate an amount equal to Tenant’s share of such increase less any amounts previously paid by Tenant as additional rent on account of such increase. Such payment shall be prorated with respect to any partial calendar year included in the term hereof.

3.04 Tax Increase

Tenant shall also pay to Landlord as additional rent hereunder Tenant’s share of the amount of the increase in any tax year in the total of all real estate taxes and betterments (hereinafter referred to as “Taxes”) assessed and levied on the Property over and above the Tax Base. Tenant’s share of such increase in Taxes shall be an amount which shall be equal to the amount obtained by multiplying any such increase by the Tax Escalation Factor. Payment of Tenant’s share of any increase in Taxes, less any amounts previously paid by Tenant as additional rent on account of such increase, shall be made, in installments proportionate to the installments in which said Taxes are payable by Landlord, prior to the later of (a) fifteen (15) days after Landlord shall have delivered to Tenant a certificate signed by Landlord setting forth the amount payable by Tenant, to which certificate there shall be attached a legible copy of the applicable tax bill or (b) ten (10) days before interest or penalties will accrue if the applicable installment remains unpaid. In the event Landlord is required to pay any taxing authority any amounts which are in lieu of Taxes, such amounts shall be treated as increases in Taxes hereunder provided, however, that this sentence shall never be interpreted as meaning that Tenant has any responsibility to pay any increases in Landlord’s city, state or federal income taxes. Such payment shall be prorated with respect to any partial tax year included in the term hereof. In the event that Landlord receives any refund of any tax increase of which Tenant has paid a share pursuant hereto, the same proportionate share of the amount by which such refund exceeds the reasonable cost of securing the same shall be credited against outstanding rent or other charges due from Tenant, if any, and any balance shall be promptly refunded to Tenant.

3.05 Payments on Account

Tenant shall, if as and when requested by Landlord and on or before the first day of each month during the term hereof, make such payments in advance as Landlord shall reasonably determine to be sufficient to provide in the aggregate a fund adequate to pay, when due, all additional rent required pursuant to Sections 3.03 and 3.04. Any deficiency shall be payable within the time set forth in said Sections, and any surplus shall be credited against outstanding rent or other charges due from Tenant, if any, and any balance shall be promptly refunded to Tenant.

ARTICLE IV - CONSTRUCTION OF PREMISES

Prior to the Term Commencement Date, Landlord shall have substantially completed, pursuant to its specifications therefor and in a good and workmanlike manner conforming to applicable law, the work required to prepare the premises for occupancy by Tenant, as described in Exhibit B attached hereto and made a part hereof. Such substantial completion shall be deemed to have occurred when such work is sufficiently complete to allow the use of the premises for general office purposes without material interference on account of any incomplete details of construction or needed adjustments or would have been so complete but for any delay caused by Tenant’s failure to supply necessary information or interference with the progress of such work. In the event of a dispute, the date of such substantial completion shall be determined by a licensed architect designated by Landlord. Landlord shall obtain from the Boston Inspectional Services Department any certificate required to authorize the use and occupancy of the premises following such substantial completion. Landlord will save Tenant harmless, and will exonerate and indemnify Tenant from and against, any claims, liabilities, penalties, damages, losses, costs and expenses (including without limitation reasonable attorneys’ fees and rent payable hereunder for any period of time during which Tenant is prohibited by said Department from making use of the premises) resulting from Landlord’s failure to obtain such certificate.

Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations with respect to the preparation of the premises unless within the first sixty (60) days of the term hereof Tenant shall give Landlord notice specifying the respects in which Landlord has not performed any such obligation. Landlord shall correct any defective or incomplete items of work specified in any such notice within thirty (30) days following receipt thereof, subject to delays beyond Landlord’s control (which thirty (30) day period, as extended by any such delays, is hereinafter referred to as the “Punchlist Remediation Period”).

Landlord shall allow a credit of $500, to be applied against installments of Yearly Fixed Rent next becoming due hereunder, (a) for each day after June 30, 2002 on which the Term Commencement Date shall not have occurred and (b) for each day after the Punchlist Remediation Period on which any defective or incomplete items of work have not been corrected pursuant to the preceding paragraph.

ARTICLE V - GAS AND ELECTRICITY

(a) Landlord shall, at its sole cost and expense, keep, maintain and service gas and electric meters for the premises following installation thereof by Landlord as part of Landlord’s work pursuant to Article IV. Tenant shall purchase and receive gas and electric current for the premises (including without limitation any gas and electricity required to operate the heating and air-conditioning systems servicing the premises) directly from the public utility or other company designated by Landlord from time to time to service the building, and Landlord shall permit Landlord’s existing wires, risers, conduits and other utility equipment to be used for such purpose. Tenant covenants and agrees that its use of gas and electric current shall not exceed the maximum load from time to time consistent with the capacity of such equipment and permitted by applicable government regulations. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if, during the term of this lease, either the quantity or character of gas or electric current is changed or if gas or electric current is no longer available or suitable for Tenant’s requirements due to a cause beyond Landlord’s reasonable control. Landlord shall supply and install all lamps, tubes, bulbs, starters and ballasts, provided however that any cost incurred by Landlord in connection with the supply or installation of such bulbs shall be payable by Tenant.

(b) In order to assure that the foregoing requirements are not exceeded and to avert possible adverse effect on the building, Tenant shall not, without Landlord’s prior consent, which consent shall not be unreasonably withheld so long as the foregoing requirements are not exceeded, connect any fixtures, appliances or equipment to the building’s gas or electric distribution system other than small machines customarily required for the operation of the Permitted Use.

ARTICLE VI - SERVICES PROVIDED BY LANDLORD

Landlord shall furnish the following services:

(a) elevator service, which may be reduced but not eliminated after business hours and on weekends and holidays as demand permits;

(b) water for ordinary drinking, cleaning, lavatory and toilet facilities;

(c) repairs necessary to maintain the roof and other structural portions of the building and the common areas and facilities serving the premises (including without limitation the heating, ventilating, air conditioning, plumbing and electrical systems of the building) in good operating condition, subject to the provisions of Article X; and

(d) cleaning and janitor service equal in scope, quality and frequency to that provided in buildings of this type in the City of Boston. In addition, Landlord shall include Tenant’s name in the building’s lobby directory.

Landlord shall not be liable to anyone for interruption in or cessation of any service rendered to the premises or building or agreed to by the terms of this lease, due to any accident, the making of repairs, alteration or improvements, labor difficulties, trouble in obtaining service or supplies from the sources from which they are usually obtained for the building, or any cause beyond Landlord’s control, nor shall any such interruption or cessation give rise to any claim in Tenant’s favor that Tenant has been evicted, either constructively or actively, partially or wholly. Landlord agrees, however, to use reasonable efforts to minimize, to the extent reasonably practicable, the impact of any such occurrences on any such services so provided. Notwithstanding the foregoing or any other provision of this lease to the contrary, if on account of Landlord’s failure to furnish any such service, Tenant is unable for a period of five (5) consecutive business days (which shall be extended to fifteen (15) consecutive business days in the event that such failure is attributable to any cause beyond Landlord’s control) to conduct its permitted business activities in the premises substantially as contemplated hereby, then in such event Yearly Fixed Rent and additional rent shall equitably abate thereafter so long as such inability continues.

In the event Tenant wishes to provide outside services for the premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services, which approval shall not be unreasonably withheld or delayed. “Outside services” shall include but shall not be limited to cleaning and moving services, television and so-called “canned music” services, security services, catering services and the like. In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

ARTICLE VII - TENANT’S COVENANTS

Tenant during the term hereof and such further time as the Tenant holds any part of the premises:

(a) to pay, when due, all rent and other charges set forth herein;

(b) subject to Landlord’s obligations hereunder, to keep the premises clean and in as good order, repair and condition as the same are in at the commencement of said term, or may be put in thereafter, damage by fire or other casualty or caused by Landlord or its agents, employees or contractors (or by Landlord’s failure to undertake repairs for which Landlord is responsible hereunder) and reasonable use and wear excepted, and, at the termination of this lease, peaceably to yield up the premises and all additions and alterations thereto in such order, repair and condition, first removing all goods and effects not attached to the premises and any customary trade fixtures, restoring any portion of the premises affected by such removal to its former condition and repairing all other damage caused by such removal, and leaving the premises clean and tenantable;

(c) not to injure, deface or overload the premises or building; not to permit on the premises any auction sale, inflammable fluids, chemicals or nuisance or any noises or odor perceptible from outside the premises; not to permit the use of the premises for any purpose other than set forth herein or any use thereof which is improper, offensive, contrary to law or ordinance, or liable to invalidate or increase the premiums for any insurance on the building or its contents or liable to render necessary any alterations or additions to the building; notwithstanding the foregoing or any other provision of this lease to the contrary, Landlord shall be responsible for correcting any violation of law related to the use of the premises for general office purposes and not attributable to the specific manner in which said premises are used or any particular activities occurring thereon;

(d) not to obstruct in any manner any portion of the Property not hereby demised or the sidewalks or approaches to the building or any inside or outside windows or doors;

(e) not to install any fixtures or otherwise make any alterations or additions, nor to permit the making of any holes in any part of the building, nor to paint or place any signs, awnings, aerials or flagpoles, or the like, visible from outside of the premises; notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent to any proposed alteration or addition of a non-structural nature which does not materially adversely affect the common areas or facilities of the building;

(f) to save Landlord harmless and indemnified from any injury, loss, claim or damage to any person or property while on the premises if not due to negligence of Landlord, and to any person or property anywhere occasioned by any omission, neglect or default of Tenant, or of employees or visitors of Tenant;

(g) not to move any safe, heavy equipment, freight, bulky matter or heavy fixtures in or out of the building except at such times and in such manner as Landlord shall reasonably designate after written request from Tenant; and to place and maintain business machines and mechanical equipment in such settings as will most effectively reduce noise and vibration;

(h) not to place a load upon any floor of the premises in excess of 75 pounds live load per square foot or in violation of what is allowed by law;

(i) to carry “contents and improvements” casualty insurance (which may be subject to a commercially reasonable deductible) and liability insurance (including commercial general, fire legal liability and contractual liability coverage together with coverage against such other risks as Landlord may designate consistent with standards prevailing in the case of first-class office buildings in the vicinity of the Premises) insuring Landlord and Tenant, all in such form and amount (which shall in all events afford coverage of not less than $3,000,000 per occurrence for property damage, bodily injury or death) and with such companies as Landlord may reasonably approve; and to deliver satisfactory certificates of such insurance to Landlord prior to undertaking any work in the premises and thereafter at least sixty (60) days prior to expiration of each such policy; and, at the request of Landlord, to add any mortgagee of the building as an additional insured party under any liability policy required hereunder and to deliver a satisfactory certificate of such insurance to said mortgagee;

(j) to hold all property of Tenant, including Tenant’s fixtures, furniture, equipment and the like, at Tenant’s own risk and to pay when due all municipal, county or state taxes assessed during the term of this lease against any leasehold interest or personal property of any kind owned or placed in, upon or about the premises by Tenant;

(k) to permit Landlord or its designees to examine the premises at reasonable times, and, if Landlord shall so elect, to make any repairs Landlord may deem necessary, and, at Tenant’s expense to remove any alterations, additions, signs, awnings, aerials or flagpoles, or the like, not consented to in writing; and to show the premises to prospective purchasers, lenders and, during the twelve (12) months preceding the expiration of the term hereof, tenants; and to keep affixed to any suitable part of the premises during the twelve (12) months preceding the expiration of said term appropriate notices for letting or selling; except in case of emergency, Landlord, shall notify Tenant orally or in writing at the premises in advance of entering the premises pursuant to any provision of this lease and will (without any obligation to employ labor at so-called “overtime” or other premium pay rates) exercise all rights of access to the premises in such manner as will minimize interference with the use and occupancy thereof;

(l) to permit Landlord at any time or times to decorate and to make, at its own expense, repairs, alterations and additions, structural or otherwise, in or to the building or any part thereof (including the premises only to the extent otherwise permitted herein) and during such operations to take into and through the premises or any part of the building all materials required and to close or temporarily suspend operation of entrances, doors, corridors, elevators or other facilities, Landlord agreeing, however, that it will endeavor to carry out such work in a manner which will cause Tenant minimum inconvenience;

(m) to pay Landlord’s expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of this lease which has not been complied with; provided however that Landlord shall pay Tenant’s expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of this lease on Landlord’s part which has not been complied with after notice to Landlord and a reasonable opportunity to cure such default, and provided further that in the event of any litigation between the parties with respect to this lease, the prevailing party shall be entitled to reimbursement from the other party of reasonable attorney’s fees and court costs incurred by the prevailing party in connection therewith;

(n) not to install any vending machines in the premises without first obtaining Landlord’s written approval (which shall not be unreasonably withheld or delayed);

(o) to comply with all reasonable rules and regulations which Landlord may establish from time to time for the orderly and efficient management and operation of the Property, including without limitation those rules and regulations attached hereto as Exhibit C and made a part hereof, provided however that in the event of any conflict between any such rule or regulation and the provisions of this lease, the latter shall govern; and

(p) subject to Landlord’s obligations hereunder, to continually during the term of this lease maintain the premises in accordance with all laws, codes and ordinances which are applicable to Tenant’s use of the premises and which are from time to time in effect and all directions, rules and regulations of officers of governmental agencies having (or claiming to have) jurisdiction, and of the applicable board of fire underwriters, and to, at Tenant’s own expense, obtain all permits, licenses and the like required by applicable law.

ARTICLE VIII - ASSIGNMENT AND SUBLEASING

Except as otherwise expressly permitted in this Article VIII, Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise, neither this lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part. The foregoing provisions of this Article shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests, or other evidences of ownership of Tenant (unless publicly traded on a nationally-recognized exchange) as if such transfer were an assignment of this lease; but such provisions shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred or to any entity which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (i) the successor to Tenant has a net worth computed at the time of such merger, consolidation or transfer in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior thereto; (ii) proof reasonably satisfactory to Landlord of such net worth shall be delivered to Landlord; and (iii) any assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting. If this lease be assigned, or if the premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of the original named Tenant from the further performance by the original named Tenant hereunder. No assignment, subletting or occupancy shall affect the Permitted Use or relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor.

Notwithstanding the prohibition set forth in the first paragraph of this Article VIII, Landlord shall not unreasonably withhold its consent to a sublease of the entire premises or the entire portion thereof located on a particular floor of the building, provided that in any such case:

(i) the proposed subtenant has a credit rating and financial standing sufficient in Landlord’s reasonable judgment to assure accountability for any liability incurred pursuant to such sublease or in connection with its use and occupancy of any space in the building; (ii) the term of such sublease shall be for at least two (2) years unless less than two (2) years remain in the term of this lease in which case such sublease shall expire one (1) day prior to the expiration of the term of this lease; (iii) in Landlord’s reasonable judgment, the business of the proposed subtenant is appropriate and in keeping with the building and shall not adversely affect the reputation of the building or its operation; (iv) Landlord has received sufficient information to make a determination regarding the foregoing information; and (v) Tenant is not in default hereunder beyond any applicable grace period. If the rent and other sums (including without limitation the reasonable value of any services performed by the subtenant for Tenant in consideration of such sublease) payable by any such subtenant on account of any sublease exceeds the Yearly Fixed Rent and additional rent allocable to the sublet space, Tenant shall have no obligation to share any portion of such excess with Landlord.

ARTICLE IX - SUBORDINATION OF LEASE

This lease shall be subordinate to any mortgage or ground lease from time to time encumbering the premises, whether executed and delivered prior to or subsequent to the date of this lease, if the holder of such mortgage or ground lease shall so elect. If this lease is subordinate to any mortgage or ground lease and the holder thereof (which term shall include, for purposes hereof, any successor) shall succeed to the interest of Landlord, at the election of such holder Tenant shall attorn to such holder and this lease shall continue in full force and effect between such holder and Tenant. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as such holder may request. Landlord agrees, however, to obtain from the holder of any mortgage encumbering the Property, and the subordination of this lease as aforesaid to any such mortgage hereafter granted by Landlord shall be subject to, an agreement in such holder’s customary form if such holder is a recognized institutional lender and otherwise in form reasonably acceptable to Tenant whereby, subject to the provisions of the following sentence, such holder and its successors-in-interest will recognize Tenant’s rights hereunder so long as Tenant is not in default hereunder beyond any applicable grace period. Such agreement may provide that the holder of any such mortgage shall in no event be (a) liable in any way to Tenant for any act, omission, neglect or default on the part of Landlord under this lease, (b) responsible for any moneys owing by or on deposit with Landlord to the credit of Tenant (except to the extent that any such deposit is actually received by such holder), (c) subject to any counterclaim or setoff which accrued to Tenant against Landlord prior to such attornment, (d) bound by any modification of this lease after the date hereof, or by any previous prepayment of Yearly Fixed Rent or additional rent for more than one (1) month in advance, which was not approved in writing by such holder, (e) liable to Tenant beyond such holder’s interest in the Property and the rents, income, receipts, revenues, issues and profits issuing from the Property, or (f) required to remove any person occupying the premises or any part thereof, except if such person claims by, through or under such holder.

ARTICLE X - CASUALTY AND TAKING

In case the premises or building, or any substantial part thereof, shall be taken by any exercise of the right of eminent domain or shall be materially destroyed or damaged by fire or unavoidable casualty or by action of any public or other authority, or shall suffer any material direct or consequential damage for which Landlord and Tenant, or either of them, shall be entitled to compensation by reason of anything done in pursuance of any public or other authority during this lease or any extension thereof, then this lease shall terminate at the election of Landlord, which election may be made notwithstanding Landlord’s entire interest may have been divested; and if Landlord shall not so elect, then in case of such taking, destruction or damage rendering the premises unfit for use and occupation, a just proportion of said rent according to the nature and extent of the injury shall be abated until the premises, or in the case of a partial taking what may remain thereof, shall have been put in proper condition for use and occupation. Except for any relocation award payable directly to Tenant, Landlord reserves and excepts all rights to damages to the premises and building and the leasehold hereby created, now accrued or hereafter accruing by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation, Tenant grants to Landlord all Tenant’s rights to such damages and covenants to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Landlord shall give Tenant notice of its decision to terminate this lease or restore the premises within sixty (60) days after any occurrence giving rise to Landlord’s right to so terminate or restore. If a partial taking renders the remainder of the premises insufficient for Tenant’s use and Tenant shall so certify in good faith to Landlord, or if restoration or repair necessitated by any such casualty or taking is not substantially completed within 180 days from the date of such taking or casualty, then Tenant may terminate this lease by notifying Landlord of such election. Tenant shall notify Landlord of Tenant’s election to terminate this lease within 30 days after the event giving rise to its right so to terminate, and any such termination by Tenant shall be effective 30 days after such notice (unless, if Tenant elects to terminate this lease on account of Landlord’s failure to substantially complete the restoration or repair of the premises as aforesaid, such work is substantially completed within 30 days following receipt of such notice by Landlord).

ARTICLE XI - DEFAULT

If (a) Tenant shall neglect or fail to make any payment of rent or other charges within ten (10) days after notice of such nonpayment from Landlord, or (b) Tenant shall fail to cure a default in the performance of any other of Tenant’s covenants within thirty (30) days after notice of such default from Landlord or such longer period as may be necessary to cure such default in the exercise of all due diligence, or (c) the leasehold hereby created shall be taken on execution, or by other process of law, or (d) any assignment shall be made of Tenant’s property .for the benefit of creditors, or (e) a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property, or (f) a petition is filed by Tenant under any bankruptcy or insolvency law, or (g) a petition is filed against Tenant under any bankruptcy or insolvency law and the same shall not be dismissed within thirty (30) days from the date upon which it is filed, or (h) any of the events specified in clauses (d), (e), (f) or (g) shall occur with respect to any guarantor of any of Tenant’s obligations hereunder, then, and in any of said cases, Tenant shall be deemed in default and Landlord lawfully may immediately or at any time thereafter declare the term of this lease ended and enter upon the premises and repossess the same and expel Tenant and those claiming through or under Tenant and remove their effects, without prejudice to any remedies which might otherwise be used for arrears of rent or previous breach of covenant; and Tenant covenants that in case of such termination, Tenant will forthwith pay to Landlord as damages a sum equal to the present value of the amount by which the rent and other payments called for hereunder for the remainder of the original term and of any extension thereof exceed the fair rental value of the premises for the remainder of the original term and of any extension thereof, and, in addition thereto, will during the remainder of the original term and of any extension thereof, pay to Landlord on the last day of each calendar month the difference, if any, between the rental which would have been due for such month had there been no such termination and the sum of the amount being received by Landlord (who shall exercise good faith efforts to re-let the premises and thereby mitigate such damages) as rent from occupants of the premises, if any, and the applicable prorated amount of the damages previously paid to Landlord.

In the case of any such default, Landlord may (i) re-let the premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term of this lease and may grant concessions or free rent to the extent that, in the exercise of reasonable judgment, Landlord considers advisable and necessary to re-let the same and (ii) make such reasonable alterations, repairs and decorations in the premises as Landlord in its reasonable judgment considers advisable and necessary for the purpose of reletting the premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the premises, or, in the event that the premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant’s being evicted or dispossessed, or in the event of Landlord’s obtaining possession of the premises, by reason of the violation by Tenant of any of the covenants and conditions of this lease.

Without thereby affecting any other right or remedy hereunder, at its sole option Landlord may cure for Tenant’s account any default by Tenant hereunder which remains uncured after thirty (30) days’ notice of the default from Landlord to Tenant; and the cost to Landlord thereof shall be deemed to be additional rent and shall be added to the installment of rent next accruing or to any subsequent installment of rent, at Landlord’s election.

Any and all rights and remedies which Landlord may have under this lease or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate, and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any other; and any two or more of all such rights and remedies may be exercised at the same time.

Landlord shall in no event be deemed in default of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligation within thirty (30) days, or such additional time as is reasonably required to correct any such default, after Landlord has received (i) notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation or (ii) actual and independent knowledge of such failure.

ARTICLE XII - WAIVER OF SUBROGATION

Landlord and Tenant shall each use good faith efforts to cause all policies of fire, extended coverage, and other physical damage insurance covering the premises, the building, and any property therein to contain the insurers’ waiver of subrogation and consent to pre-loss waiver of recovery by the insured. Effective only when permitted by the policy or when use of its good faith efforts could have obtained such a clause at no additional cost or premium (unless the other party agrees to pay the same), Landlord and Tenant respectively waive all rights to recover against the other in event of insured loss or damage to the extent of insurance proceeds collected by the damaged party (or, in the case of any party failing to fulfill its obligations to obtain insurance required hereunder, to the extent of insurance proceeds which would have been collectible had such insurance been in effect).

ARTICLE XIII - ESTOPPEL

Each party shall, if and when requested from time to time by the other, promptly furnish to the other (or as the other may direct) such party’s written and duly signed certification that this lease is in full force and effect without amendment (or with such changes as may then be effective, which shall be stated in the certificate), that such party has no defense, offset, or counterclaim against its obligations hereunder, the dates to which rent and other charges have been paid, and that neither Landlord nor Tenant is in default under this lease (or specifying any default of either party in detail in the certificate). Any prospective purchaser, mortgagee, assignee or subtenant may rely on such certifications.

ARTICLE XIV - MISCELLANEOUS

14.01 Waivers

No consent or waiver, express or implied, by either party, to or of any breach of any covenant, condition or duty of the other, shall be construed as a consent, or waiver to or any other breach of the same or other covenant, condition or duty. In addition, Tenant may make any payment demanded by Landlord hereunder without waiving Tenant’s right to dispute Tenant’s liability therefor.

14.02 Notices

Except as may be otherwise provided herein, any notice from Landlord to Tenant or from Tenant to Landlord shall be in writing and shall be sent by recognized overnight courier service or mailed by certified mail addressed, return receipt requested, if to Tenant, at the premises after the terms of this lease has commenced and, prior to that time at Tenant’s Original Address or if to Landlord at the place from time to time established for the payment of rent. Any such notice shall be deemed effective when received or refused.

14.03 Successors and Assigns

The covenants and agreements of Landlord and Tenant shall run with the land and be binding upon and inure to the benefit of them and their respective heirs, executors, administrators, successors and assigns, but no covenant or agreement of Landlord, express or implied, shall be binding upon any person except for defaults occurring during such person’s period of ownership.

14.04 Definition of “Tenant”

If Tenant is more than one person or party Tenant’s obligations shall be joint and several. Unless repugnant to the context, “Landlord” and “Tenant” mean the person or persons, natural or corporate, named above as Landlord and Tenant respectively, and their respective heirs, executors, administrators, successors and assigns (subject to the provisions hereof).

14.05 Notice of Lease

Landlord and Tenant agree that this lease shall not be recorded. If either party desires to enter into a Notice of Lease for recording purposes, the other shall promptly execute such Notice of Lease in statutory form.

14.06 Headings

The headings herein contained are for convenience and shall not be construed a part of this lease.

14.07 Security Deposit

If a Security Deposit (hereinafter referred to as the “Deposit”) is specified as part of the Reference Data, Tenant agrees that the same will be paid upon execution and delivery of this lease, and that Landlord shall hold the same throughout the term of this lease as security for the performance by Tenant of all obligations on the part of Tenant hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply the Deposit, or any part thereof, as shall be necessary to cure any default of Tenant continuing beyond any applicable grace period and compensate Landlord for all losses, liabilities, damages and other expenses to which Landlord is entitled hereunder, including without limitation reasonable attorneys’ fees, which may be imposed upon, incurred by or asserted against Landlord by reason of such default. If Landlord shall so apply any or all of the Deposit, Tenant shall immediately deposit with Landlord the amount so applied to be held as security hereunder. There then existing no default of Tenant, Landlord shall return the Deposit, or so much thereof as shall have theretofore not been applied in accordance with the terms of this Section, to Tenant by means of a credit against the final payment of Yearly Fixed Rent due under this lease, with any excess remaining amount of the Deposit to be returned to Tenant on the expiration or earlier termination of the term of this lease and surrender of possession of the premises by Tenant to Landlord in conformity with the requirements of this lease. The Deposit shall be held in a separate account and any interest earned thereon shall be disbursed to Tenant at the end of each Rent Year, there then existing no default of Tenant, or otherwise added to the Deposit and applied or returned in accordance with the foregoing provisions. If Landlord conveys Landlord’s interest under this lease, the Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee (including the holder of a mortgage) and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the Deposit in accordance with the same terms of this Section, and the return thereof in accordance herewith. The holder of a mortgage shall not be responsible to Tenant for the return or application of the Deposit, whether or not it succeeds to the position of Landlord hereunder, unless the Deposit shall have been received in hand by such holder. Tenant shall be entitled to pay the Deposit (either initially or to replace a previous cash payment) in the form of an irrevocable letter of credit subject to the following terms and conditions. Said letter of credit shall be issued by a commercial bank reasonably acceptable to Landlord and shall be in form and content reasonably satisfactory in all respects to Landlord. In the event of any default by Tenant continuing beyond any applicable grace period, Landlord shall be entitled to receive from the issuer of such letter of credit upon demand so much of the amount which may be drawn therefrom as shall be necessary to cure such default and compensate Landlord for all losses, liabilities, damages and other expenses to which Landlord is entitled hereunder, including without limitation reasonable attorneys’ fees, which may be imposed upon, incurred by or asserted against Landlord by reason of such default, and Tenant shall thereafter promptly restore such letter of credit to its original amount. If Tenant fails to restore such letter of credit to its original amount as hereinabove required, or if such letter of credit is about to expire and shall not have been renewed as herein required within thirty (30) days preceding such expiration, then in any such event Landlord may upon demand withdraw all remaining available funds under such letter of credit and hold the same as a cash security deposit pursuant to the preceding provisions of this Section. Tenant shall submit to Landlord within thirty (30) days following each of Tenant’s quarterly accounting periods a statement prepared in accordance with generally accepted accounting principles and certified as correct by Tenant’s chief financial officer, which statement shall set forth Tenant’s positive net cash flow from operations before non-recurring and/or extraordinary income items, depreciation and amortization (hereinafter referred to as “EBITA”) for such quarter. Following each period after the second anniversary of the Rent Commencement Date during which, according to such statements, Tenant’s EBITA has been at least $250,000 for four such quarterly accounting periods in succession, the amount of the Deposit may be reduced by $50,000 so long as there is then existing no default of Tenant, provided however that the amount of the Deposit (excluding accrued interest held by Landlord thereon) shall in no event be decreased below $150,000 and provided further that Tenant shall immediately restore the Deposit to its original amount in the event that, according to any such statement, Tenant’s EBITA is less than $250,000 for a particular quarterly accounting period.

14.08 Landlord’s Liability

(a) Tenant specifically agrees to look solely to Landlord’s then equity interest in the Property (including the proceeds of any sale thereof) at the time owned for recovery of any judgment from Landlord; it being specifically agreed that no partner, director, officer, shareholder, trustee, beneficiary or other individual affiliated with Landlord shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The foregoing provision is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or to take any action not involving personal liability to respond to monetary damages from Landlord’s assets other than Landlord’s equity interest in the Property.

(b) In no event shall either party ever be liable to the other for any loss of business or any other indirect or consequential damages suffered by the other from whatever cause.

(c) With respect to repairs or restoration which are required or permitted to be made by Landlord, the same may be made during normal business hours and (except as may be otherwise expressly set forth herein) Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom.

14.09 Assignment of Rents and Transfer of Title

(a) With reference to any assignment by Landlord of Landlord’s interest in this lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the premises, Tenant agrees that the execution thereof by Landlord and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage or acceptance of a deed in lieu of foreclosure.

(b) In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

14.10 When Lease Becomes Binding

The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this lease expressly supersedes any proposals or other written documents relating hereto. This lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall modify or alter any of the provisions hereof.

14.11 Holding Over

Any holding over by Tenant after the expiration of the term of this lease without Landlord’s written consent shall be treated as a daily tenancy at sufferance at a rate equal to 150% of the sum of Yearly Fixed Rent plus other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over (including any such damages relating to the reletting of the premises, but only to the extent accruing more than thirty (30) days after Landlord has notified Tenant of such reletting). Otherwise, such holding over shall be on the terms and conditions set forth in this lease as far as applicable.

14.12 Brokerage

Landlord and Tenant each warrant and represent that it has dealt with no broker in connection with the consummation of this lease other than Broker and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by Broker, whose fees shall be payable by Landlord pursuant to a separate agreement).

14.13 Governing Law

This lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

14.14 Option to Extend

In the event this lease is in full force and effect without notice of default to Tenant or, if such notice of default has been given, Tenant is acting promptly and diligently to cure the same, Tenant may extend the term of this lease for a period of five (5) years from the Expiration Date by giving at least twelve (12) months’ prior written notice thereof to Landlord. Yearly Fixed Rent for said extension period shall be based upon and consistent with 95% of the then fair market rental value of the premises as the same may be mutually agreed by Landlord and Tenant and, if they have not so agreed in writing in any case within three (3) months following the exercise of said option, the same shall be determined by appraisers, one to be chosen by Landlord, one to be chosen by Tenant, and a third to be selected by the two first chosen. The unanimous written decision of the two first chosen, without selection and participation of a third appraiser, or otherwise the written decision of a majority of three appraisers chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen appraiser within thirty (30) days following expiration of the aforesaid three (3) month period and, unless such two appraisers shall have reached a unanimous decision within seventy-five (75) days from said expiration, they shall within a further fifteen (15) days elect a third appraiser and notify Landlord and Tenant thereof. Landlord and Tenant shall each bear the expense of the appraiser chosen by it and shall equally bear the expense of the third appraiser (if any). If, as contemplated by this Lease, Yearly Fixed Rent for said extension period has not been agreed upon or determined on or before the Expiration Date, then said extension period may commence; from and after such date until the amounts of such rentals are determined either by agreement of the parties or by appraisal, Tenant shall make payments of such rentals at the then current rates subject to retroactive adjustment in conformity with and within thirty (30) days of the determination of rentals as hereinabove set forth. In no event shall the foregoing provisions be deemed to authorize any reduction in rental payments. Except as otherwise hereinabove set forth, all provisions of this lease shall remain in full force and effect throughout said extension period but Tenant shall have no option to further extend the term hereof.

14.15 Landlord’s Insurance

Landlord shall keep in force casualty insurance with respect to the building in an amount approximately equal to the full replacement cost thereof. Such insurance shall afford protection against fire and the other perils customarily covered by a so-called “all risk” policy and may be subject to a commercially reasonable deductible.

WITNESS the execution hereof in duplicate under seal as of the Execution Date.

BRENTWOOD PROPERTIES, INC. (Landlord)		BOSTON LIFE SCIENCES, INC. (Tenant)

By	[Illegible]	By	/s/ Joseph Hernon
Its	President	Its	Chief Financial Officer
	title (duly-authorized)		title (duly-authorized)

MALCOLM A. BLIER
Architecture/Planning

132 LINCOLN STREET
BOSTON
MASSACHUSETTS 02111

617/423/2236	EXHIBIT B
617/423/6908 FAX
mb@blier.net	LANDLORD’S WORK

Boston Life Sciences, Inc.

Architectural Work Description

Fourth and Fifth Floors

20 Newbury Street, Boston, MA

1/24/2002

DIVISION 1-GENERAL REQUIREMENTS

a.	The scope of these documents refers to our 4th and 5th floor sketches titled “Lease Exhibit” and dated 1/24/2002:

1.	Perform selective demolition as shown and as necessary to prepare shell space to receive new work.

2.	Construct new partitions and related work as shown.

3.	Work stations on 4th floor will be built in and covered under Division 6 below.

b.	The work shall be conducted in accordance with the latest rules and regulations of the Commonwealth of Massachusetts and all local codes as most recently issued.

c.	Contractor shall inspect site prior to beginning any work, locate partition tracks and report to Architect any adverse conditions before proceeding. Architect and Tenant will review and approve track locations prior to full studding and boarding.

d.	Contractor shall pay for and obtain all necessary permits and licenses for work required herein, including certificate of occupancy. Provide copies of these to the Tenant upon receipt.

e.	Contractor shall follow manufacturer’s instructions for all products and assemblies either specified or generically described herein.

f.	All selections of finishes for products noted herein shall be specified by the Architect.

g.	Contractor shall coordinate with Tenant regarding Tenant-supplied equipment and communications wiring and other items which may require incorporation into the work.

h.	Identify all long lead items at the outset of the project and advise the Architect of any conditions which may impact the construction schedule adversely.

i.	NO CHANGES TO THE LOCATION OR CONSTRUCTION OF ANY ELEMENTS AS SHOWN HEREIN SHALL BE MADE WITHOUT THE ARCHITECT’S REVIEW AND WRITTEN APPROVAL.

DIVISION 4-STONE

a.	Reception counter cap to be black granite with polished finish.

DIVISION 5-METALS

j.	Partitions: 3 ½” 25-gauge metal studs, 24” on center for all partitioning. Details as noted by partition type.

k.	Other studs, channels and fasteners as noted and as necessary for furring, bracing, soffits, details, etc.

DIVISION 6-WOOD AND PLASTIC

b.	Rough Carpentry: Block for a wall-hung items including: door stops, cabinets, Tenant-supplied or Contractor-supplied shelving, countertops, coat poles, finish woodwork, and miscellaneous specialties.

c.	Glazing frames and running trim: Solid stock maple, as detailed from standard milled components.

d.	Countertops and base and upper cabinets:

1.	AWI Economy Grade Construction.

2.	Plastic laminate finish throughout by Nevamar or Formica as selected.

3.	Doors shall have flush overlay hinges by Blum or equal. Include felt dot silencers.

4.	Drawers to have full extension glides by Accuride or equal.

5.	All drawers and doors to have 3” wire pulls, satin stainless finish, mounted horizontally.

6.	Countertops and backsplash to be self-edged, as detailed.

7.	Standard shelving ¾” thick x 12” or cabinet depth. Lengths as indicated. Melamine finish all sides.

DIVISION 7-INSULATION

a.	All new partitions shall have U.L. listed 3” thick sound-attenuation batts in cavities.

b.	Fire sealant at all cored floor penetrations for piping and conduit.

DIVISION 8-DOORS AND WINDOWS

a.	New Interior Doors:

1.	Solid core birch stain-grade veneer, 3’ w. x 8’ h. x 1 ¾” th., by Weyerhaeuser or equal.

2.	Frame: Hollow metal. Include rubber door-silencers.

3.	Hardware:

•	Schlage commercial grade lock or passage lever devices.

•	Hinges: 5 knuckle.

•	Wall-mounted doorstep.

•	Finish: As selected

b.	Typical sidelights: ¼” clear tempered glass, as detailed. Butt-glazed and clear caulk for multiple lites within wood frame, as applicable.

c.	Closet hardware by Knape & Vogt or equal.

d.	Adjustable shelf hardware: heavy duty double-slotted standards and brackets by Spur or equal.

DIVISION 9-FINISHES

a.	Partitions:

1.	Gypsum wallboard by U.S. Gypsum or Gold Bond or equal, w/TPR edges.

2.	5/8” standard for all non-rated walls and soffits.

3.	5/8” fire-code for demising partitions.

b.	Suspended Ceilings:

1.	New suspended ceiling throughout: Armstrong 2x2 Cirrus Fine Texture tegular #550 in Suprafine 9/16” grid.

2.	Height above finished floor: Maximum achievable with mechanical services clearances, relative to each floor, except where noted otherwise.

3.	Carpet: Design Weave “Trapani” or equal. Color as selected. Direct glue-down (no pad).

c.	Vinyl Base: 4” h, 1/8” thick by Johnsonite, as selected.

1.	Straight for carpet; coved for vinyl comp. title

2.	Seams to be tight and located as inconspicuously as possible. Avoid seams in center of runs.

d.	Vinyl Composition Tile: Armstrong Excelon 12” x 12” x 1/8”, as selected, set in checkerboard pattern.

e.	Ceramic Flooring (rest rooms):

1.	8”x8” Terra Pavers by American Olean. Thin set installation. Slope to drain where required. Include 6” high sanitary covered base.

2.	Grout: Laticrete or equal. Color as selected.

3.	Marble threshold: Color will be selected in coordination with other floor finishes.

f.	Vinyl transition strips at all resilient flooring type changes. All flooring changes shall occur under centers of doors or as indicated on drawings.

g.	Level and infill floor slab as necessary with plywood subflooring and Levelastic (or equal) compound and prepare it to receive new finish flooring.

h.	Paint: (by Devoe, Sherwin Williams or Benjamin Moore).

1.	Gypsum board surfaces: 1 coat primer (tinted if applicable) followed by 2 finish coats latex paint with eggshell (washable) finish.

2.	New doors and glazing frames: 2 finish coats semi-gloss clear polyurethane over sealer or stain as selected.

3.	HM door frames: 2 finish coats semi-gloss enamel over primer.

DIVISION 11-SPECIALTIES/EQUIPMENT

a.	Kitchen Equipment: Vending machines, coffee-makers and microwaves, etc. provided by Tenant. Contractor to mount microwave under cabinet as shown.

b.	Window Treatments: New horizontal mini-blinds blinds on all exterior windows. Inside mount. One color, as selected.

c.	Miscellaneous rest room specialties by American Specialties, Inc. (ASI) or equal. Locations noted apply to both floors.

1.	Paper towel holder at all new sink locations: #0215

2.	Soap Dispenser at all new sink locations: #0350

3.	Mirror & shelf in HP T1 & T2: #0625

4.	Toilet paper holders in HP T1 & T2: #0030

d.	Grab bars in HP T1 & 2, both floors: Knurled stainless steel, lengths as required by HP Accessibility regulations.

e.	Fire extinguisher cabinets (2 each floor) by J&J Industries or equal, as located on plans. Contractor to provide extinguishers.

f.	Signage: Contractor to furnish and install Mens’ and Womens’ Room ADA approved signage.

g.	Furniture and furniture systems by Tenant.

DIVISION 15-MECHANICAL

a.	Plumbing:

1.	5th Fl. Kitchen and 4th Fl. coffee area sinks: Stainless 17 x 22 single bowl steel 20 ga. with single control gooseneck faucet.

2.	HP T1 & T2 (both floors): vit. china HP-accessible toilet.

3.	Bathroom sink (both floors): 15” oval self rimming white vitreous china drop-in sinks, with wrist-blade controls & gooseneck faucet.

4.	Shower: 36” x 36” Fiberglass unit with Simmons temperature control valve. Include rod & vinyl shower curtain.

5.	Provide above-ceiling hot water heaters for shower and all sinks.

6.	Provide all rough and finish plumbing for al items above as necessary.

b.	HVAC: Refer to Building Engineering Resources HVAC Work Description which follows these notes.

c.	Sprinklers

1.	Automatic sprinkler system distribution to meet code requirements.

2.	Concealed heads throughout, located in center of ceiling tile.

DIVISION 16-ELECTRICAL

a.	Lighting:

1.	New 2x4 fluorescent light fixtures: 18-cell Columbia Parabolume parabolic fixture with energy-saving ballasts and 3-34w cool-white lamps.

2.	New 2x2 fluorescent light fixtures: 9-cell parabolic with energy-saving ballasts.

3.	Incandescent light fixtures: Recessed 100 w A21 specular silver housing downlight or wall-wash for 5th floor Reception area and Board Room.

b.	Power Distribution:

1.	Receptacles: locate outlets as shown, 18” above finished flooring except as noted. Standard 110v plugs shall be white. Dedicated shall be orange.

2.	Through-the-floor outlets shall be by Raceway Components or equal.

3.	Switches. Standard switches shall be toggle-type (white). Dimmer switches shall be sliding types.

4.	All toggle switch ad power cover plates shall be brushed steel.

5.	Data/Telephone: Contractor shall locate work boxes and pull-string as shown for flush-mounted installation. Wiring and installation by Tenant’s Vendor.

c.	Exit signage, alarms and signals as required by code, per new floor plans.

d.	Include wiring and connections for all mechanical and electrical work noted above.

Building Engineering Resources, Inc.

Shovel Shop Square

28 Main Street, Bldg. #3A

No. Easton, MA 02356

Telephone 508-230-0260             Fax 508-230-0265

20 Newbury Street

Boston, MA

(HVAC Work Description)

HVAC

1. The 5th floor will be provided with cooling and heating from two (2) gas fired, packaged, rooftop, air conditioning units. A six (6) ton unit will serve the front of the space and a five (5) ton unit will supply the rear of the floor.

Ductwork will run from the rooftop units down thru the roof and will route horizontally thru-out the space to distribute heating and cooling to grills and diffusers as determined from the floor plan.

The units will be controlled via programmable thermostats.

2. The 4th floor will be provided with cooling and heating from two (2) gas fired, packaged, rooftop, air conditioning units similar to the 5th floor. The unit capacity will be slightly less due to the fact that the 4th floor will have no roof or skylight load. A five (5) ton unit will serve the front and a three (3) ton unit will serve the rear of the space.

Ductwork will run from the rooftop units horizontally on the roof for several feet and then run down thru the roof to duct shafts that will enclose the ducts as they pass thru the fifth floor to the fourth floor ceiling. Distribution will be similar to fifth floor and as dictated by the floor layout.

The rooftop units will be controlled via programmable thermostats.

3. Bathrooms on both floors will be provided with mechanical exhaust via a rooftop exhaust fan.

4. All HVAC work will comply with all Massachusetts Building Code requirements for energy and installation.

EXHIBIT C

BUILDING RULES AND REGULATIONS

1.	The sidewalks, entrances, passages, corridors, vestibules, halls, elevators or stairways in and about the building shall not be obstructed by Tenant.

2.	Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the building corridor or from the exterior of the building.

3.	Tenant shall not waste any services furnished by Landlord and shall cooperate fully with Landlord to assure the most effective operation of the building heating and air-conditioning systems.

4.	No additional or different locks or bolts shall be affixed on doors by Tenant. Tenant shall return all keys to Landlord upon termination of Tenant’s lease.

5.	Tenant shall not allow peddlers, solicitors, or beggars in the building and shall report such persons to the building office.

6.	No bicycles, vehicles, or animals of any kind shall be brought or kept in or about the premises.

7.	Tenant shall not use any part of the premises for manufacture, or for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

8.	Tenant shall not engage or pay any employees of the building without approval from the Landlord.

9.	All removals from the building, or the carrying in or out of the building or Tenant’s premises of any freight, furniture or bulky matter of any description, must take place at such time and in such manner as Landlord may determine from time to time. Landlord reserves the right to inspect all freight to be brought into the building and exclude from the building all freight which violates any of the rules and regulations or provisions of Tenant’s lease.

10.	Landlord may prohibit any advertising by Tenant which refers to the building and which in Landlord’s opinion tends to impair the reputation of the building.

11.	Landlord reserves the right to exclude from the building, between the hours of 6:00 p.m. and 8:00 a.m. on business days and at all hours on Saturday, Sunday and holidays, all persons who do not present a pass or other appropriate identification approved by the Landlord and furnished at Tenant’s expense to persons designated by Tenant. Tenants shall be responsible to Landlord for all acts of such persons.

12.	Holidays, for purposes of building operations, shall be those days upon which in the City of Boston, Massachusetts, the following holidays are observed from time to time:

New Year’s Day

Martin Luther King’s Birthday

Washington’s Birthday (Presidents’ Day)

Patriot’s Day

Thanksgiving Day

Memorial Day

Christmas Day

Independence Day

Labor Day

Columbus Day

Veteran’s Day

and any additional days there observed which may at any time be provided by City, County, State or Federal Governments.

13.	Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

14.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweeping, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

15.	Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the building and to impose additional rules and regulations when, in its judgment, it deems it necessary, desirable or proper for its best interest and for the best interests of the Tenants, and no alteration or waiver of any rule or regulation in favor of one Tenant shall operate as an alteration or waiver in favor of any other Tenant. Landlord shall not be responsible to any Tenant for the non-observance or violation by any other Tenant, however resulting, of any of the rules or regulations at any time prescribed for the building.

EXHIBIT D

Gregg Jordan & Associates

Real Estate Counseling · Asset Management

20 Newbury Street

2002 Operating Budget – Stabilized

Operating Expenses

Fuel	$7,500
Electricity	3,350
Water/Sewer	3,000
Exterminating	606
Rubbish	3,600
Snow Removal	4,300
Security	2,400
Misc.	450

Total Operating	$25,206

Maintenance Expenses

Cleaning	$5,333
Repairs Plumbing	2,500
Repairs Electrical	1,200
Elevator Maint.	8,020
HVAC-Maint.	3,000
Building R&M	1,500
Roofing Repairs	2,000
Supplies	800

Total Maintenance	$24,353

Administrative

Office Expense	$500
Management Fee	43,110
Telephone	720
Misc. Admin.	350
Insurance	27,612

Total Administrative	$72,292

Total Expenses	$121,851